  EXHIBIT 6.1

LOAN PARTICIPATION AGREEMENT

THIS LOAN PARTICIPATION AGREEMENT (the “Agreement”) made to be effective as of the 31 day of January, 2022, by and between Red Oak Capital Fund II, LLC, a Delaware limited liability company, having its main offices at 625 Kenmoor Ave SE Suite 200, Grand Rapids, MI 49546 (“Lead Lender”); and Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company, having its main office located at 625 Kenmoor Ave SE Suite 200, Grand Rapids, MI 49546 (“Participant”) and Lead Lender and Participant collectively being referred to as “Lenders” when no distinction is required.

RECITALS

A. Lead Lender is the lender on a refinance to LaRose Hospitality, LLC, a limited liability company (“Borrower”) made pursuant to the various loan documents made by Borrower to the order and benefit of Lead Lender (the “Loan Documents”) on the terms and conditions as set forth in the Loan Documents in the original principal amount of Four Million Eighty Two Thousand One Hundred Sixty Six Dollars ($4,082,166) (the “Loan”), with the Loan being evidenced by among other things, a certain Promissory Note dated September 27, 2021 made by Borrower to the order of Lead Lender (the “Note”).

B. The Loan shall be governed and administered, and the proceeds of the Loan will be advanced and disbursed to Borrower, pursuant to the terms and conditions of a certain Loan Agreement made by Borrower and Lead Lender dated January 31, 2022 (the “Loan Agreement”).

C. Lead Lender desires to sell to Participant, and Participant, having made its own independent investigation of Borrower and without any reliance whatsoever on any representations by Lead Lender, except as otherwise set forth herein, desires to purchase from Lead Lender, an undivided interest in the Loan.

NOW, THEREFORE, in consideration of the Loan, the mutual promises hereinafter contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lead Lender and Participant agree as follows:

1. Conveyance of Participant’s Interest. (a) Lead Lender hereby sells, conveys, transfers and assigns to Participant and Participant hereby purchases from Lead Lender, an undivided Forty-Nine per cent (49%) interest in the Loan (Participant’s “Pro Rata Share”).

(b) The participation interests of Lead Lender and Participant shall be ratably concurrent, and neither participation interest shall have priority or preference over the other with respect to the Loan or security therefore, except as may be herein specifically provided. Except as specifically set forth in this Agreement, the grant and assignment of the Participant Participation Interest hereunder is made by Lead Lender without representation or recourse. Participant shall not have the right to assign any of its rights under this Agreement or to sell additional participations in the Loan without the prior written consent of the Lead Lender, which shall not be unreasonably withheld, conditioned or delayed.

1

(c) Lead Lender, in its sole discretion, may sell additional participation interests in the Loan and it may do so by a separate participation agreement on terms other than those contained herein, provided, however, that Lead Lender shall retain the duties of lead lender as described in this Agreement, and that such sale shall not release Lead Lender from its obligations hereunder with respect to such additional participation if the purchaser thereof shall fail to perform such obligations, nor shall such sale dilute Participant’s Pro Rata Share of such Loan.

(d) Lead Lender and Participant hereby agree that the sale of the participation interests to Participant hereunder does not constitute the sale of an “investment security” for purposes of the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended.

2. Payment of Purchase Price. Participant shall pay to Lead Lender an amount in cash up to Two Million Two Hundred Sixty-One Dollars ($2,000,261) (the “Purchase Price”), representing payment in full for the Participant Participation Interest.

3. Loan Documents. Participant hereby acknowledges its approval, both as to form and content, of the Note, the Loan Agreement and all other Loan Documents and writings evidencing and securing and executed in connection with, the Loan, all of which have been submitted to Participant for review, and further acknowledges that Participant has had an opportunity to request from Lead Lender and review such other documents relating to the Loan as it deems appropriate. Lead Lender represents that it has delivered to Participant all Loan Documents, and that there have been no modifications or amendments, written or oral, to the Loan Documents except as otherwise set forth on Schedule B, attached hereto.

4. Administration and Servicing of Loan.

(a) The duties of Lead Lender shall be administrative in nature other than with regard to the holding in trust of the Participant’s Participation Interest in the payments due from Borrower under the Loan Documents, Lead Lender shall not have, except as otherwise expressly set forth in this Agreement, a fiduciary relationship in respect of Participant, and nothing in this Agreement, expressed or implied, is intended to or shall be soon construed as to impose upon Lead Lender any obligations in respect of this Agreement except as set forth herein.

(b) The Loan shall be held by Lead Lender for the benefit of Participant and all other owners of participation interests therein, if any, without preference or priority and without recourse to Lead Lender, except as otherwise provided herein.

2

(c) Lead Lender shall administer and service the Loan in accordance with the usual practices employed by Lead Lender in servicing commercial loans in connection with which Lead Lender is the sole or lead lender and shall administer the Loan in all respects consistent with law and regulations, and with the Loan Agreement. Except as otherwise set forth in this Agreement, Lead Lender shall have the authority to make decisions under the Loan Documents in connection with the day-to-day administration and servicing of the Loan and other matters of a routine nature involved in the administration and servicing of the Loan, and Participant shall be bound thereby. Participant shall not be responsible for the payment of Lead Lender’s internal expenses relating to such ordinary, day-to-day administration and servicing of the Loan, but shall be responsible for the payment of its proportionate share of any other expenses, including fees paid to third parties (including accountants, attorneys, appraisers, inspectors, environmental consultants and other consultants) in connection with the servicing, administration, or enforcement of the Loan. Lead Lender makes no express or implied representations or warranties concerning, and shall have no responsibility to Participant with respect to: (i) the collectability of the Loan, (ii) the accuracy, adequacy or completeness of any information heretofore or hereafter received by Lead Lender from Borrower or by any other of Borrower’s representatives or agents and furnished by Lead Lender to Participant, (iii) the execution, validity, legal effect, enforceability or adequacy of any of the Loan Documents, or (iv) the financial condition of Borrower, it being agreed and understood that Participant has investigated and reviewed and will continue to investigate and review such matters itself and hereby assumes all risk of loss in connection with the Loan to the same extent as if it were the sole lender to Borrower to the extent of its participation interest in the Loan.

(d) Lead Lender shall (i) collect all payments due from Borrower with respect to the Loan under the Loan Documents (including, without limitation, payments of principal, interest, late fees and charges, foreclosure sale proceeds, prepayment penalties/premiums, and any financing fees and shared expenses of Lead Lender and Participant reimbursed by or on behalf of Borrower), and (ii) shall use commercially reasonable efforts to remit to Participant its Pro Rata Share of the payments attributable to the Loan, in an amount equal to the Participant Pro Rata Share thereof, as determined on the date the payment is received, in immediately available funds on the next Business Day, but in any event within three (3) Business Days of their receipt from Borrower. At the request of Participant, such remittance shall be made by wire transfer. Participant shall have the right to an accounting for all moneys received by Lead Lender in connection with the Loan, but Lead Lender shall be entitled to commingle all payments received by it from Borrower with all other funds of Lead Lender.

(e) Participant’s share in the loan origination fee collected by Lead Lender shall be disbursed to Participant within two (2) business days of the date hereof in the amount of $0. Lead Lender shall retain the full amount of all fees paid by Lead Lender in connection with the administration of the Loan to the extent that such fees are not shared by Participant, including but not limited to release fees, and all payments collected to reimburse Lead Lender for inspection, appraisals and other bank expenses reimbursed by Borrower.

(f) Subject to the provisions of Section 4(c) above Participant will, upon demand by Lead Lender, reimburse Lead Lender to the extent of the Participant’s Pro Rata Share, any and all costs, expenses and disbursements (including reasonable attorney’s fees) which hereafter may be incurred or made by Lead Lender in connection with the Loan for which Lead Lender is not reimbursed by or on behalf of Borrower.

3

(g) Lead Lender shall maintain such books and records relating to the Loan as it would were the Loan made solely by Lead Lender, including but not limited to a record of each receipt and each disbursement, which books and records shall be presumed to be correct, absent manifest error, and shall be made available to Participant at the offices of Lead Lender at all reasonable times for the purpose of inspection, examination, and audit thereof by Participant at Participant’s sole expense. It is agreed that Lead Lender shall retain the physical possession of the Note and shall be responsible for seeing that the title evidence and policies of insurance for the account of Lead Lender and Participant are properly maintained. Lead Lender will keep all such documents in segregated files appropriately marked to show that a participating interest or interest therein has been sold. Upon Participant’s payment of the purchase price for its participating interest in the Loan, Participant shall immediately become vested, to the extent of its participating interest, with beneficial ownership of the Loan and any and all documents of every nature in the possession of Lead Lender relating to such Loan. Upon Participant’s payment of the Purchase Price in accordance with Section 2 above, Participant shall immediately become vested, to the extent of the Participant Participation Interest, with beneficial ownership of the Loan and any and all documents of every nature in the possession of Lead Lender relating to such Loan. Lead Lender thereafter shall hold such documents for the benefit of Participant and all other owners of participating interests, if any, to the extent of their beneficial interests. Upon written notification from Participant, Lead Lender shall permit Participant, during the Lead Lender’s business hours on any banking day, to have Participant’s representatives, agents and attorneys examine the Loan Documents held or maintained by Lead Lender. Lead Lender shall, upon the request of Participant, and at the expense of Participant, provide copies of such documents to Participant.

(h) Lead Lender shall provide Participant with copies of all financial statements submitted by Borrower in connection with the Loan, within thirty (30) days following receipt thereof. Lead Lender shall from time to time, when requested by Participant, render advice, to its knowledge, as to the status of any matter relating to the Loan and shall, regardless of whether it is requested to do so, advise Participant as to the existence and nature of any fact coming to Lead Lender’s attention which constitutes an Event of Default under any of the Loan Documents. Lead Lender agrees to provide Participant copies of any notices of default and or acceleration it sends to Borrower with respect to the Loan.

4

(i) Lead Lender may, in its sole discretion and without notice to Participant, modify any of the terms of the Loan Documents, and may waive any of such terms or give or withhold consents or approvals to any action or failure to act by Borrower thereunder, or exercise or refrain from exercising any rights, powers or remedies it may have, or permit substitutions or withdrawals of any of the collateral which may then be held by Lead Lender as security for the Loan. Notwithstanding the administrative authority delegated to Lead Lender by Participant, and without limiting such administrative authority, Lead Lender shall not, without the prior consent of the Participant, cause or permit any of the following actions (“Major Decisions”):

(1)

Decrease the interest rate of the Loan (including the default rate), or forgive, waive, reduce or extent any accrued interest, exit fee, or other fee with respect to the Note or any of the other Loan Documents;

(2)	Forgive, increase, or decrease the principal of the Loan (provided that that foregoing shall not prohibit re-advances of the Loan as set forth in the Loan Documents);

(3)

Modify, whether by extension or otherwise, the final maturity of the Loan (excluding the granting of extensions that may be incorporated into the Note) or to change the date of any scheduled payment or principal and/or interest due under the Loan Documents;

(4)	Release Borrower from liability (including any financial covenants of Borrower);

(5)

Modify, waive, or amend any material provision of the Loan Documents including, without limitation, insurance requirements or repair reserves, or any restriction on re- zoning of the property securing the Loan;

(6)

Release, substitute or exchange any material portion of the collateral given as security for the Loan (except that no such consent shall be required, and Lead Lender is hereby authorized to release, substitute or exchange any such lien or collateral (A) as expressly provided in (and subject to the applicable conditions set forth in) the Loan Documents, and (B) upon payment by Borrower of the relevant obligations in full in accordance with the terms of the Loan Documents;

(7)	Subordinate the Loan to any mortgage or other monetary encumbrance;

(8)	Increase or decrease Participant’s Pro Rata Share of the Loan;

(9)

Waive the existence of any event of default and/or rescind any acceleration of the Loan is attributable to (I) a monetary event of default, (II) a material event of default that is not a monetary event of default, and/or (III) an event of default resulting from the occurrence of the maturity date and/or an insolvency event;

5

(10)	Convert or exchange the Loan for any other indebtedness, or cross-default the Loan with any other indebtedness;

(11)

Permit any transfer or encumbrance of the property securing the Loan, or permit the transfer or encumbrance of direct or indirect ownership interests in Borrower (except as expressly permitted to such Borrower in the Loan Documents), permit any assumption of the Loan, consent to the assignment or transfer by Borrower or other obligor under the Loan Documents of its rights or obligations thereunder, consent to a change in the “key man” or “sponsor” under any Loan Document, consent to any dissolution, liquidation or consolidation or merger of Borrower, or modify any of the terms and conditions of the Loan Documents concerning any of the foregoing;

(12)	Waive or amend in writing any of the material terms and conditions of any participation agreement entered into between Lead Lender and any other participant;

(13)	Commence, permit, or participate in any bankruptcy proceeding under the Loan Documents; or

(14)	Modify or waive any of the provisions of any guaranty under the Loan Documents, including without limitation, the release or replacement of any guarantor(s).

(j) Participant agrees to abide by and cooperate in implementing such decisions as may from time to time be made by Lead Lender; provided such decisions shall not breach any of the provisions of Subsection (i) of this Section. In the event of the acquisition of title to all or any part of the Premises, either through exercise of a power of sale, foreclosure or acceptance of a deed in lieu of foreclosure, title thereto, unless otherwise agreed to by Lead Lender and Participant, shall be taken in the name of Lead Lender (or its designated nominee), and each of the parties hereto will contribute its proportionate share of the costs of such acquisition, including, but not limited to, fees of receivers, referees, trustees, title company charges, costs, disbursements and counsel fees and will also contribute its proportionate share of expenses for maintenance and taxes, and of building costs, and any and all other expenses necessary in connection with the holding, completion and/or sale thereof. In the event of the acquisition of title to all or any part of the Premises and upon the subsequent sale thereof, if a purchase money mortgage shall be taken in part payment therefor, both of the parties hereto, unless they shall agree otherwise, shall enter into an agreement with respect to said mortgage defining the rights of the parties hereto in the same proportionate shares as in the Deed of Trust foreclosed, which agreement shall be in all material respects similar to this Agreement insofar as this Agreement is appropriate or applicable. In the absence of such agreement, such mortgage shall be held by the Lead Lender for the benefit of both parties to this Agreement and subject to the terms of this Agreement to the extent applicable.

(k) Participant shall not without the prior written consent of the Lead Lender, contact Borrower directly with respect to any matters relating to the Loan.

6

5. Limitation of Liability. No party hereto shall be liable to the other parties for any loss suffered by reason of any action taken or omitted or due to an error in judgment, negligence, mistake or oversight except such loss occasioned by its own gross negligence, bad faith or willful misconduct. All losses not occasioned by the gross negligence, bad faith or willful misconduct of one of the parties hereto shall be borne ratably by the parties in accordance with their respective participation interests. Participant agrees to indemnify Lead Lender and hold Lead Lender harmless, to the extent of Participant’s participation interest, of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and/or disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by Lead Lender in any way relating to or arising out of the Loan Documents or any action taken or omitted by Lead Lender under the Loan Documents, except to the extent the same result from gross negligence, bad faith or willful misconduct by Lead Lender.

6. Interest Rate; Default Penalties and Other Charges. The interest rate to be charged on the Loan funds actually advanced to Borrower, from time to time, is as set forth in the Note. Participant shall receive its share of the interest which shall accrue on the unpaid principal amount outstanding, currently set at the Purchase Price, at a per annum rate equal to SEVEN AND ONE HALF percent (7.50%) (the “Interest Rate”).

7. Collateral for Loan. Subject to the qualifications contained in Section 4 of this Agreement, all collateral security for the Loan now in or hereafter coming into the possession of Lead Lender shall be held by Lead Lender in its own name, but for the joint benefit of the Participant, and such collateral security shall also secure the Participant Participation Interest in the Loan.

8. No Sharing in Collateral for Other Loans. Participant shall have no interest in any property taken as security for any other loan made to Borrower by Lead Lender, or in any property now or hereafter in Lead Lender’s possession or control which may be or become security for the Loan by reason of the general description contained in any of the Loan Documents or by reason of the right of setoff, counterclaim, banker’s lien or otherwise, except that if such property or the proceeds thereof shall be applied in reduction of amounts outstanding under any of the Loan Documents, then Participant shall be entitled to share in such application in accordance with its percentage interest. Lead Lender agrees not to apply deposits (existing or hereafter created) maintained with it by Borrower pursuant to the Loan Agreement, if any, in reduction of any such other loan that may be made to Borrower by Lead Lender.

9. Lead Lender’s Representations and Warranties. Lead Lender hereby represents and warrants to the Participant as follows:

(a) The Lead Lender is a limited liability company duly formed and in good standing under the laws of the State of Delaware, with full power and authority to enter into the Loan and this Agreement and to sell the Participant Participation Interest to Participant;

7

(b) The entry into and performance by the Lead Lender of its obligations under the Loan Documents will not violate any applicable legal restrictions upon the lending activities of Lead Lender. The Loan is not pledged as collateral for any other loan or other purpose.

(c) Lead Lender shall receive and retain in its possession the originals of all of the Loan Documents, an appraisal of the Premises, mortgagee title insurance payable to it in an amount at least equal to the outstanding principal amount of the Loan, insurance policies in an amount representing agreed coverages which insure the real property for the full insurable value of the improvements located on the premises, and flood insurance, if applicable, as well as copies of financial statements from time to time provided by Borrower. Lead Lender agrees to require from time to time renewals and/or updates of all such hazard insurance policies and financial statements and shall provide copies thereof to Participant.

(d) Lead Lender represents to the Participant that the current outstanding principal balance of the Loan is $4,082,166 and that, except as disclosed to the Participant in writing: (i) to the Lead Lender’s knowledge, there are no uncured events of default under the Note or the other Loan Documents; (ii) the Loan has not been classified on the books of the Lead Lender; (iii) the Loan is presently on accrual status; (iv) the terms of the Loan have not previously been renegotiated as a result of a prior change in the financial condition of Borrower or otherwise amended or modified, (v) Lead Lender has provided to Participant all of the documents, financial statements, and records of Borrower in Lead Lender’s possession; and (vi) the documents provided to the Participant by the Lead Lender, including without limitation, the financial statements and records of Borrowers and\or the Obligors, are the same documents relied upon by the Lead Lender in underwriting the Loan; provided, however, the Lead Lender makes no representation or warranty regarding the information contained therein. Otherwise, the Lead Lender does not make any representations or warranties to the Participant about the collectability of the Loan, the continued solvency of Borrower, or the existence, sufficiency or value of the Collateral. As set forth in Section 10 below, the Participant is responsible for making its independent analysis of the Loan and independent decision whether to purchase the Participation Interest.

10. Participant’s Representations and Warranties. Participant hereby represents and warrants to Lead Lender that:

(a) That Participant is a limited liability company duly formed and existing in good standing under the laws of the Delaware, with full power and authority to enter into the Loan and this Agreement and to acquire the participation interest which the Participant is acquiring;

(b) Its participation hereunder, is made and will be made by it pursuant to and consistent with the laws and regulations under which Participant operates;

8

(c) Participant is authorized to purchase the Participant Participation Interest in accordance with the terms hereof;

(d) The acquisition by Participant of the Participant Participation Interest is valid under all applicable laws and regulations.

(e) Participant has made its own investigation into the credit of Borrower and the security for the Loan and is not relying on any representations of or investigations made by Lead Lender as to the solvency or credit worthiness of Borrower or the validity of the Loan Documents.

(f) Participant has received copies of all documents which it considers pertinent to and necessary for its evaluation of the Loan, and the Lead Lender has supplied all other information, documents, and other materials which the Participant considers necessary for the Participant’s evaluation of the Loan and this participation;

(g) Participant assumes all risk of loss in connection with its participation to the same extent as if Participant had negotiated the Loan and made the advances on account thereof directly to Borrower;

(h) Lead Lender has not made and does not make any covenant, warranty or representation, with respect to Borrower, the Loan Documents or the Loan except as expressly stated in this Agreement. Without limiting the generality of the foregoing, Participant acknowledges that Lead Lender has made no warranty or representation, nor does Lead Lender assume any responsibility to Participant with respect to (i) the legality, sufficiency, enforceability or collectability of the Loan, the Loan Documents or any document relative thereto or of any collateral held as security therefor, (ii) the financial condition of Borrower, or (iii) the security value of any collateral, or for the performance of any obligations of Borrower or any guarantor.

11. Nature of Relationship. Neither the execution of this Agreement, nor the sharing in the Loan or in the security for the Loan, nor any agreement to share in profits or losses arising as a result of this transaction, is intended to be, nor shall it be construed to be, the formation of a partnership or joint venture between the parties hereto. No fiduciary relationship between the Lead Lender and the Participant is intended or shall be inferred. The Participant is not a creditor of the Lead Lender.

12. Acquisition for Investment. Participant represents that it has acquired the Participant Participation Interest for its own account for the purpose of investment and not with any present intention of selling such interest. Except with the prior consent of Lead Lender, not to be unreasonably withheld, conditioned or delayed, Participant shall not sell, assign, encumber or otherwise dispose of all or any portion of the Participant Participation Interest.

9

13. No Warranties. Except as otherwise expressly set forth herein, Lead Lender does not make any express or implied warranty of any kind with respect to the Loan, and Lead Lender assumes no responsibility with respect to the legality, enforceability or collectability of the Loan, the Loan Documents, or any security for the Loan. Lead Lender assumes no responsibility for the financial condition of Borrower, for the security value of any collateral, the sufficiency thereof, or for the performance of any obligations of Borrower or any guarantor of the Loan. Participant agrees and warrants that it has full and free opportunities to inspect the Loan Documents and other materials related to the Loan and has not relied on any statement by Lead Lender in purchasing the Participant Participation Interest.

14. Expenses. From all payments due Participant hereunder, Lead Lender may make proportionate deductions (in accordance with Participant’s and Lead Lender’s respective participation interests in the Loan at the time outstanding) for out-of-pocket expenses reasonably incurred by Lead Lender, actually paid by Lead Lender in connection with the collection and enforcement of the Loan and management of the Premises, including reasonable fees of counsel and other agents who may be employed by Lead Lender and Participant, to the extent not otherwise reimbursed. Participant agrees, on request of Lead Lender, promptly to reimburse Lead Lender for its proportionate share of any such expenses not so deducted, in an amount equal to the Participant Participation Interest as of the date such expenses were incurred. Lead Lender shall provide a statement and supporting documentation with any such request. Any sums due pursuant to this Agreement from Participant to Lead Lender which are not paid to Lead Lender by the end of the Business Day following the date of demand therefor shall bear interest until paid at a rate which is at all times equal to five percent (5%) per annum in excess of the Federal Funds Effective Rate then in effect.

15. Legal Proceedings. If Lead Lender shall commence any legal proceedings against Borrower, the Premises, any guarantor of the Loan or any other security for the repayment of the Loan, Lead Lender shall from time to time provide Participant with copies of all documents in connection therewith and keep Participant fully informed as to the progress thereof.   Participant shall be responsible for and agrees to pay, upon presentation of a statement and supporting documentation therefor, its share of reasonable attorney’s fees, court costs and out-of-pocket expenses actually incurred by Lead Lender in connection with such proceedings in an amount equal to the Participant Participation Interest, provided that such expenses are not otherwise reimbursed to Lead Lender by Borrower, any guarantor or any other course. All sums realized or collected pursuant to legal proceedings shall be deemed payments on account of the Loan and shall be promptly distributed among the parties in accordance with Paragraph 4 hereof.   If Lead Lender takes possession of the Premises, either through foreclosure proceedings or otherwise, Participant and Lead Lender shall share all expenses relating to the Premises in accordance with their respective interest in the Loan and shall share all income as hereinbefore provided.

16. Fraudulent Transfers; Preferences. Participant shall repay to Lead Lender Participant’s share of any sums paid to Lead Lender by Borrower and distributed by Lead Lender to Participant which Lead Lender shall be required to return to Borrower or to any receiver or trustee for Borrower because such sums are finally determined by a court of competent jurisdiction to be a transfer by Borrower in fraud of creditors or a preference given by Borrower under the Bankruptcy Code of 1978 as now enacted or as hereafter amended or recodified, in an amount equal to the Participant Participation Interest.

10

17. Reliance by Lead Lender. Lead Lender and its officers, directors, employees, attorneys, and agents shall be entitled to rely and shall be fully protected in relying on any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, facsimile, internet communication, cablegram, telegram, telex, or teletype message, statement, order, or other documents or conversation believed by it or them to be genuine and correct and to have been signed, or made by the proper person and, with respect to legal matters, upon opinion of counsel selected by Lead Lender.

18. Entire Agreement. This Agreement contains the entire agreement between the parties and the same may not be modified or changed except by an instrument in writing executed by the parties hereto.

19. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

20. Governing Law. This Agreement shall be construed and interpreted under the laws of the State of Michigan, without regard for principles of conflicts of laws.

21. Insolvency of Lead Lender. In the event of the insolvency of Lead Lender, or of the filing by or against the Lead Lender of a petition under any provision of bankruptcy law, or of an assignment for the benefit of creditors, or the appointment by any public or supervisory authority of any person in charge of the same or its assets, or a material breach by the Lead Lender of any covenant or agreement herein or in the Participation Certificate, or in the event of the involuntary sale of said loans or advances, or the issuance by an appropriate public monitoring or supervisory authority of a cease and desist order or its equivalent against Lead Lender or its directors and officers involving the safety, soundness or financial viability of the Lead Lender, it is agreed that the Participant shall automatically succeed to all rights, titles, status and responsibilities which Lead Lender may have regarding the holding and servicing of the Loan, and have an option to exercise all of the powers herein above granted to Lead Lender, and have the option to designate itself or any person or firm in its discretion to exercise such powers in a manner consistent with the respective participation interests of Lead Lender. In such event, all records thereof shall be delivered to Participant or its designee, as the case may be, together with necessary or proper assignment, transfers and documents of authority, and reasonable compensation shall be paid to the person or firm exercising such powers.

22. Insolvency of Participant; Consistent Failure of Participant to Perform and Disagreements. Lead Lender shall have the option, but not the obligation, to purchase a Participant’s interest in the Loan at par value and without recourse to the Lead Lender at any time after Participant commences a voluntary case under the federal bankruptcy laws or any state insolvency laws or consents to the appointment of a receiver, liquidator or custodian for the Participant or its assets, or is the subject of an involuntary case under the federal bankruptcy laws or any state insolvency or similar laws and such involuntary action is not dismissed within sixty (60) days of the institution thereof, or the Participant is the subject of any change in management or control, including but not limited to the appointment of a conservatorship or trustee, which change in management or control is the direct result of governmental or regulatory action taken against the Participant or against the assets of the Participant. Further, the Lead Lender shall have the option, but not the obligation, to purchase the Participant’s interest in the Loan at par value and without recourse to the Lead Lender at any time (i) after the Participant fails to make a payment or payments as required under Section 2 herein, and/or (ii) there arise disagreements between the Participant and Lead Lender over the administration and servicing of the Loan by Lead Lender which after good faith effort cannot be reconciled as between the Participant and Lead Lender.

11

23. Notices. All notices, certificates or other written communications hereunder shall be sufficiently given if in writing and personally delivered or mailed by first class registered or certified mail postage prepaid, addressed as follows:

If to the Lead Lender:	Red Oak Capital Fund II, LLC 625 Kenmoor Ave SE Suite 200 Grand Rapids, MI 49546

Attn: Joseph Elias

If to Participant:	Red Oak Capital Intermediate Income Fund, LLC 625 Kenmoor Ave SE Suite 200 Grand Rapids, MI 49546

Attn: Jason Anderson

or at such other address as the parties may have furnished to each other in writing, and shall be deemed given on delivery if personally delivered or as of forty-eight hours after mailing.

24. No Third Party Beneficiary Rights. This Agreement is not intended to benefit or confer any rights upon Borrower or any other third party; nor shall any party be entitled to rely on any action or inaction of the Lead Lender or the Lead Lender’s agents, all of which are done for the sole benefit and protection of the Lead Lender and the Participant.

25. Confidentiality. Except as required by applicable law or legal process, Participant agrees to keep confidential and to not publish, disclose or otherwise divulge to anyone (other than Participant’s officers, directors, employees, agents and representatives) the materials, documents and information relating to Borrower and the Loan (the “Information”) and to cause Participant’s officers, directors, employees, agents and representatives to keep confidential, and not to publish, disclose or otherwise divulge to anyone, the Information.

12

26. Buy/Sell.

(a) If Lead Lender and Participant are unable to reach a decision among themselves with respect to a Major Decision, as applicable, (including, without limitation, with respect to exercising a decision to exercise remedies pursuant to Section 4(i)(9) hereof) (a “Deadlocked Decision”), either Lender (provided such Lender is not in default at the time of such Election Notice (defined below)) (the “Initiating Lender”) may thereafter initiate the buy/sell provisions of this Section 26 by sending written notice (the “Election Notice”) to the other Lender (the “Responding Lender”), stating that the Initiating Lender wishes to initiate the buy/sell provisions of this Section 26. The Election Notice shall state that the Initiating Lender is willing to either (1) buy the entire interest in the Loan of the Responding Lender, or (2) sell to the Responding Lender the entire interest in the Loan of the Initiating Lender. For the avoidance of doubt, the interests in the Loan purchased or sold pursuant to this Section 26 shall include the selling Lender’s rights, if any, with respect to any outstanding fees or costs funded by it which remain outstanding at the time of such sale, including all accrued and unpaid interest thereon and any future funding obligations related to the Loan.

(b) The Initiating Lender shall specify in the Election Notice the purchase price for the interest in the Loan to be bought or sold, as applicable, in accordance with this Section 26(a) (the “Buy/Sell Purchase Price”), which shall be the amount that each of the Responding Lender (collectively), on the one hand, and the Initiating Lender, on the other hand, would receive in accordance with this Agreement (after accounting for the repayment of outstanding fees or costs funded by such Responding Lender and all accrued and unpaid interest thereon) if the entire Loan were sold for an all cash price (in an amount determined by Initiating Lender in its sole discretion) and the proceeds thereof distributed pursuant to this Agreement.

(c) Within thirty (30) days after receipt of an Election Notice (the “Election Period”), the Responding Lender shall give a written notice to the other Lender (a “Response Notice”) specifying whether such Responding Lender elects to (I)  purchase the Initiating Lender’s interest in the Loan, (II) sell its own interest in the Loan, and/or (III) only three (3) times with respect to any Loan Asset, agree with the Initiating Lender’s position with respect to the Deadlocked Decision. Any Responding Lender responding in the manner described in clause (III) of the immediately preceding sentence shall be deemed to consent to the applicable action that Initiating Lender desires to effectuate with respect to the Deadlocked Decision. Any Responding Lender that fails to give a Response Notice in compliance with this paragraph (c) within the Election Period shall be deemed to have given a notice electing to be a seller.

(d) If the Responding Lender elects to be a purchaser, then Initiating Lender shall, only three (3) times with respect to the Loan, have a period of five (5) days to send a notice to Initiating Lender in which the Initiating Lender agree with the Responding Lender’s position with respect to the Deadlocked Decision, in which case (I) the Election Notice shall be deemed withdrawn, and (II) Initiating Lender shall be deemed to consent to the applicable action that Responding Lender desires to effectuate with respect to the Deadlocked Decision.

13

(e) If the Responding Lender elects to be a purchaser and the Election Notice has not been withdrawn in accordance with the immediately preceding paragraph (d), then the Responding Lender shall purchase the interest in the Loan of the Initiating Lender for the applicable Buy/Sell Purchase Price. If the Responding Lender elect (or is deemed to have elected) to be a seller, then the Responding Lender shall sell its interest in the Loan for the applicable Buy/Sell Purchase Price. If there is more than one Responding Lender and at least one Responding Lender elects to be a purchaser and at least one Responding Lender elects (or is deemed to have elected) to be a seller, then the Responding Lender that elected to be a purchaser shall purchase, for the applicable Buy/Sell Purchase Price, the interest in the Loans of (1) the Responding Lender that elected (or is deemed to have elected) to be a seller and (2) the Initiating Lender. In the event that more than one Responding Lender has elected to be a purchaser, then such Responding Lenders shall purchase a share of the applicable interest in the Loan in proportion to the amount that each such Responding Lender owns of the Loan.

(f) The closing shall take place in Grand Rapids, Michigan on the date selected by the purchasing Lender, which shall be no earlier than ten (10) Business Days after and not later than twenty (20) Business Days after the expiration of the Election Period. Concurrently with payment to the selling Lender of the applicable Buy/Sell Purchase Price (which shall be paid all in cash), the selling Lender shall deliver or cause to be delivered to the purchasing Lender the applicable form of assignment and assumption agreement (and, if applicable, together with the selling Lender’s respective original Notes and allonges to each such original Note executed by the selling Lender), without recourse, representation or warranty, other than customary representations and warranties (i) regarding ownership and authority, and that the selling Lender’s interest in the Loan is being transferred to the purchasing lender free and clear of any and all participations or Liens with respect thereto (except to the extent of participations that are disclosed and for which the Buy/Sell Purchase Price is adjusted), and (ii) specifying, as applicable, (1) the percentage interest in the Loan of the selling Lender, (2) the then- current principal balance of the Loan (and any accrued and unpaid interest thereon) under the Loan being assigned to the purchasing Lender, and (3) the amount of any outstanding fees or costs funded by the selling Lender (and any accrued and unpaid interest thereon), being assigned to the purchasing Lender. All of the selling Lender’ rights and liabilities with respect to the applicable interest in the Loan hereunder (and, as applicable, under the Loan Documents) arising from and after the date of such transfer (but not as to any liabilities arising prior thereto) shall terminate as of such date, and the selling Lender shall no longer constitute an “Lender,” “Lender” or “Agent” (in each case, as applicable) for purposes hereof or the Loan Documents, other than with respect to such rights and obligations that expressly survive termination in accordance with this Agreement. Each Lender shall pay its own attorneys’ fees associated with the sale and the seller(s) shall pay any property transfer taxes, if any, payable in connection with the sale (and if there is more than one seller, sellers shall pay such transfer taxes in proportion to their respective pro rata share of the applicable interest in the Loan.

(g) If an Lender shall fail to complete a purchase or sale within the time and in the manner required hereunder, and such failure continues for three (3) Business Days after notice from the other Lender, then the other Lender may elect to (a) purchase such defaulting Lender’s entire interest in the Loan for a price equal to ninety-five percent (95%) of the Buy/Sell Purchase Price otherwise applicable to such interest in the Loan (in which case, the other Lender shall be deemed the purchaser, if such defaulting Lender had been the purchaser), said election to be made within ten (10) Business Days after the defaulting Lender’s failure to timely and properly close, with the closing to take place within ten (10) Business Days thereafter, (b) cancel such purchase or sale, as applicable, or (c) without limitation of the foregoing, pursue all rights and remedies at law or in equity (including specific performance) against the defaulting Lender. Additionally, the defaulting Lender shall not have the right for a period of one (1) year after the date of its default to give an Election Notice with respect to the Loan.

**********************

[Signatures of Lead Lender and Participant Follow on Succeeding Pages]

[Remainder of Page Intentionally Left Blank]

14

IN WITNESS WHEREOF, Lead Lender and Participant have each caused this instrument to be executed on its behalf by its duly authorized officer as of the day and year first above written.

LEAD LENDER Red Oak Capital Fund II, LLC, a Delaware limited liability company

By:	/s/ Joseph Elias
Name:	Joseph Elias
Title:	COO
Date:	1/31/2022

PARTICIPANT Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company

By:	/s/ Jason Anderson
Name:	Jason Anderson
Title:	CFO
Date:	1/31/2022

15